Exhibit 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into between Global Power Equipment Group Inc., a Delaware corporation (the “Company”), and Tracy D. Pagliara (“Executive”) on March 22, 2010 to set forth the terms pursuant to which Executive will become General Counsel, Secretary, and Vice President of Business Development of the Company on April 5, 2010 (the “Effective Date”).

The Company and Executive, intending to be bound upon execution of this Agreement on the date first set forth above, agree as follows:

1. Employment; Term. The Company engages and employs Executive to serve as General Counsel, Secretary, and Vice President of Business Development of the Company and to perform the duties incidental to those positions together with such other duties as may be specified, from time to time, by the Company’s Chief Executive Officer (the “CEO”) in a manner consistent with Executive’s status as a senior executive officer of the Company, all in accordance with the terms and conditions of this Agreement. The scheduled term of Executive’s employment under this Agreement (the “Term”) will begin on the Effective Date and, subject to earlier termination as provided in Section 8 below, will continue through March 31, 2012. On March 31, 2012 and on each March 31 thereafter occurring while Executive remains employed under this Agreement, the Term will be automatically extended for one additional year unless (a) either party has given written notice to the other, by not later than the immediately preceding March 1, that the Term should not be so extended, or (b) Executive’s employment under this Agreement has been earlier terminated in accordance with the provisions of Section 8 below. The actual term of Executive’s employment under this Agreement, from the Effective Date through the Termination Date (as defined in Section 9 below), is sometimes referred to below as the “Contract Period.”

2. Full-Time Services; Location; Compliance.

2.1 Full-Time Services. Throughout the Contract Period, Executive will devote substantially all of his business time and efforts to the service of the Company and its Subsidiaries (as defined below in this Section 2.1), except for usual vacation periods, reasonable periods of illness, and reasonable periods of time devoted to his personal financial affairs and charitable and civic activities that do not interfere with the performance by Executive of his duties under this Agreement. For purposes of this Agreement, the term “Subsidiary” means any corporation, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled by the Company.

2.2 Location. Executive’s primary place of employment for the Company will be the Company’s headquarters in Tulsa, Oklahoma. Executive will relocate his personal residence to the Tulsa, Oklahoma area as soon as reasonably practicable after the execution of this Agreement. In the course of his employment with the Company, Executive will travel on business to the extent necessary to efficiently perform his duties under this Agreement.

2.3 Compliance. In the performance of his duties under this Agreement Executive will comply with all policies, procedures, and rules established by the Company from time to time and with all applicable laws and governmental rules and regulations. For the avoidance of doubt, it is a condition of Executive’s continued employment that he submit to periodic physical examinations in accordance with Company policy (and at the Company’s cost as specified in Section 5.4 below).

3. Executive Officer; Reporting. Throughout the Contract Period, Executive will hold the offices of General Counsel, Secretary, and Vice President of Business Development of the Company and will report to and be accountable to the CEO.

4. Compensation. For all services to be rendered by Executive to the Company and its Subsidiaries under this Agreement during the Contract Period, including services as an officer of the Company or as an officer or director of any Subsidiary and any other services specified by the CEO, the Company will pay and provide to Executive the compensation and benefits specified in this Section 4.

4.1 Base Salary. The Company will pay Executive base salary (the “Base Salary”), in equal semi-monthly or more frequent installments, at the rate of not less than $300,000 per year, subject to such increases as the Board of Directors of the Company (the “Board”) may approve.

4.2 Annual Bonus. Throughout the Contract Period, Executive will be a participant in and entitled to bonuses under the Company’s Incentive Compensation Plan as in effect from time to time (the “ICP”). Unless otherwise determined by the Board in connection with a general reduction of bonus percentages for any particular year or years, Executive will have, for each “Bonus Year” (as defined in the ICP): (a) a target bonus of 55% of the Base Salary paid to Executive during that Bonus Year, and (b) a maximum bonus of 110% of the Base Salary paid to Executive during that Bonus Year. The Board has generally reduced target (but not maximum) bonus percentages for 2010 and, as a result, Executive’s target bonus percentage for 2010 will be 45% rather than 55%.

4.3 Equity Grant.

(a) As of the Effective Date, the Company will grant to Executive 300,000 Restricted Stock Units (“RSUs”) under the Company’s 2008 Management Incentive Plan (the “MIP”). Subject to acceleration under the terms of the MIP or another provision of this Section 4.3, the RSUs so granted will vest 25% per year on March 31 of each of 2011 through 2014, provided:

(i) As to one half of the RSUs that might vest on any particular March 31 (the “Time Vested RSUs”), Executive remains in the employ of the Company through that date, and

(ii) As to the other one half of the RSUs that might vest on any particular March 31 (the “Performance Vested RSUs”):

(A) Executive remains in the employ of the Company through that date, and

(B) the Company achieves its EBITDA Target (as defined in the ICP) for the immediately preceding calendar year, as determined after the end of that immediately preceding calendar year.

(b) Executive will be eligible to participate in all future grants of equity compensation that are made generally to senior executives of the Company. For the avoidance of doubt, the extent of Executive’s actual participation in any such future grant will be within the Board’s sole discretion.

5. Benefits.

5.1 401(k) Plan and Flex Benefit Plan. Throughout the Contract Period, Executive will be entitled to participate in the Company’s 401(k) plan and its Flex Benefit Plan on the terms and conditions generally applicable to senior executives of the Company.

5.2 Insurance, Salary Continuation on Disability. Throughout the Contract Period, the Company will make available to Executive medical, dental, vision, life, accidental death and dismemberment, short and long term disability, and travel accident insurance on the terms and conditions generally applicable to senior executives of the Company. If Executive becomes disabled while employed by the Company, the Company will pay to Executive the difference between his Base Salary and the benefit payable under the Company provided short term disability insurance for a period of up to six months.

5.3 Tax Return Preparation. The Company will reimburse Executive for the reasonable costs of preparation of income tax returns each year in accordance with the policy from time to time in effect for senior executives generally.

5.4 Periodic Physical Examinations. The Company will pay the cost of periodic physical examinations for Executive (either every other year or annually, depending upon attained age) in accordance with the policy from time to time in effect for senior executives generally.

5.5 Vacation. In addition to paid holidays generally provided to senior executives of the Company, Executive will be entitled to four weeks of paid vacation per year, to be taken at times selected by Executive in such a manner as to minimize disruption to the operations of the Company.

5.6 Expenses of Relocation to the Tulsa Area; Gross Up Payment. The Company will reimburse Executive for the reasonable costs incurred by him in relocating his personal residence to the Tulsa, Oklahoma area, to the extent that those costs (a) meet applicable Internal Revenue Service rules for relocation expenses (as to those types of relocation expenses that are deductible for Federal income tax purposes), and (b) are consistent with the Company’s general policy on reimbursement of relocation expenses (“Qualifying Relocation Costs”). In addition to reimbursing Executive for Qualifying Relocation Costs, the Company will pay to Executive an amount (the “Relocation Gross Up Payment”) that is sufficient to put Executive in the same position on an after tax basis as if the reimbursement of Qualifying Relocation Costs had not given rise to any income tax liability on the part of Executive. All requests for reimbursement of Qualifying Relocation Costs must be made by not later than September 30, 2010 and reimbursement of those amounts plus payment of the Relocation Gross Up Payment will be made by not later than November 30, 2010.

5.7 Closing Costs. The Company will reimburse Executive for reasonable closing costs incurred by him in the purchase of a personal residence in the Tulsa, Oklahoma area (“Qualifying Closing Costs”). Any reimbursement for Qualifying Closing Costs will be made under this Section 5.7 and no reimbursement for Qualifying Closing Costs will be made under Section 5.6. In addition to reimbursing Executive for Qualifying Closing Costs, the Company will pay to Executive an amount (the “Closing Gross Up Payment”) that is sufficient to put Executive in the same position on an after tax basis as if the reimbursement of Qualifying Closing Costs had not given rise to any income tax liability on the part of Executive. All requests for reimbursement of Qualifying Closing Costs must be made by not later than September 30, 2011 and reimbursement of those amounts plus payment of the Closing Gross Up Payment will be made by not later than November 30, 2011.

6. Expense Reimbursement. The Company will reimburse Executive for reasonable and necessary business expenses incurred in performing his duties under this Agreement. These reimbursements will be made in accordance with, and subject to any relevant limitations in, the Company’s policies in effect from time to time with respect to travel, entertainment, and other business expenses (including documentation requirements).

7. Indemnification. Executive will be entitled to indemnification by the Company pursuant to and in accordance with the Company’s Amended and Restated Bylaws.

8. Termination.

8.1 Upon Expiration of the Term. Unless earlier terminated pursuant to another provision of this Section 8 or automatically extended for an additional year as contemplated by Section 1 above (because neither party has timely given notice to the other that the Term should not be extended), Executive’s employment under this Agreement will terminate without further action by either party on March 31, 2012 (or on a later anniversary of that date if the Term has earlier been automatically extended for one or more additional years as contemplated by Section 1 above).

8.2 Death or Disability. Executive’s employment under this Agreement will terminate immediately upon his death. The Company may terminate Executive’s employment under this Agreement immediately upon giving notice of termination if Executive is Disabled (as defined below in this Section 8.2) for an aggregate of 90 days in any consecutive 12 calendar months or for 60 consecutive days. For these purposes, Executive will be deemed to be “Disabled” on any date if he is then unable to engage in his own occupation of General Counsel, Secretary, and Vice President of Business Development of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

8.3 For Cause by the Company. The Company may terminate Executive’s employment under this Agreement for “Cause” at any time upon the occurrence of any of the following circumstances (as determined by the Board or its designee):

(a) Consistent failure by Executive (other than as a result of disability) to perform his duties and responsibilities as specified in Sections 1 and 2 above, which failure continues for 15 days after the Board or the CEO has advised Executive in writing of that failure.

(b) A material breach of Executive’s covenants under Section 13.1 (captioned “Confidentiality”) or Section 13.3 (captioned “Noncompetition”).

(c) A material breach by Executive of any other provision of this Agreement not specified in either of Sections 8.3(a) or

8.3(b), which breach is not cured in all substantial respects within 30 days after the Board has advised Executive in writing of the nature of the breach.

(d) Commission by Executive of a felony, or any crime involving theft, dishonesty, or moral turpitude.

(e) Commission by Executive of any one or more acts or omissions that are willful and deliberate and taken or omitted with intent to harm or injure the business, operations, financial condition, or reputation of the Company or any of its Subsidiaries.

(f) Disregard by Executive of directives of the Board or of the CEO.

(g) Drunkenness or use of drugs by Executive that interferes with the performance of his duties under this Agreement and continues after receipt of notice to Executive from the Company of his violation of this provision.

(h) Any action taken by Executive to secure any personal profit in connection with the business of the Company or any of its Subsidiaries without first obtaining the unanimous consent of all of the members of the Board to the taking of that action.

8.4 For Good Reason by Executive. Executive may terminate his employment under this Agreement for “Good Reason” if:

(a) The Company, without Executive’s consent, materially diminishes Executive’s duties, responsibilities, and/or authority from those set forth in Sections 1 and 3 above or materially breaches any of its obligations under this Agreement (the first date on which any such diminution or other material breach occurs being the “Good Reason Trigger Date”);

(b) Executive delivers written notice to the Board, not later than 90 days after the Good Reason Trigger Date, of the occurrence of the diminution or other breach and of Executive’s intention to terminate his employment for Good Reason based upon that occurrence;

(c) The Company fails to rescind the diminution or to cure the other breach specified in the notice by Executive, as the case may be, within 30 days after Executive has provided the written notice contemplated by Section 8.4(a); and

(d) Executive actually terminates his employment by a subsequent written notice to the Company specifying an effective date of termination that is not earlier than the expiration of the 30 day period specified in Section 8.4(c) and not later than one year after the Good Reason Trigger Date.

8.5 Without Cause by the Company. The Company may terminate Executive’s employment under this Agreement at any time without Cause pursuant to written notice provided to Executive by the Company. Any termination under this Section 8.5 will be effective at such time as the Company may specify in that written notice.

8.6 Without Good Reason by Executive. Executive may terminate his employment under this Agreement at any time without Good Reason pursuant to written notice provided to the Company. Any termination under this Section 8.6 will be effective at such time as Executive may specify in that written notice.

9. Payments upon Termination. For all purposes of this Agreement, the term “Termination Date” means the date on which Executive’s employment with the Company terminates.

9.1 Upon Termination For Cause, Without Good Reason, or at Expiration of Term following Notice of Nonrenewal by Executive. If Executive’s employment under this Agreement is terminated by the Company for Cause, by Executive without Good Reason, or upon expiration of the Term following notice of nonrenewal given by Executive to the Company as contemplated by Section 1 above, the Company will pay and provide to Executive his Base Salary through the Termination Date, to the extent not already paid, and, except as may otherwise be required by law, the Company will not pay or provide to Executive any further compensation or other benefits under this Agreement after the Termination Date. The Company will pay any Base Salary referred to in this Section 9.1 to Executive within 30 days of the Termination Date.

9.2 Upon Termination Without Cause, For Good Reason, or at Expiration of Term following Notice of Nonrenewal by the Company. If Executive’s employment under this Agreement is terminated by the Company without Cause, by Executive for Good Reason, or upon expiration of the Term following notice of nonrenewal given by the Company to Executive as contemplated by Section 1 above, the Company will pay and provide to Executive the amounts and benefits specified in this Section 9.2, except that the Company will not be obligated to pay Executive the salary continuation payments specified in Section 9.2(d) unless either (x) the Company is deemed to have waived Executive’s obligation to provide a Release as provided in Section 10.2 or (y) Executive has timely executed a Release as contemplated by Section 10.3. The amounts and benefits specified in this Section 9.2 are as follows:

(a) Executive’s Base Salary through the Termination Date, to the extent not already paid, and continuing insurance coverage as specified in Section 5.2 through the Termination Date. The Company will pay any Base Salary referred to in this Section 9.2(a) to Executive within 30 days of the Termination Date.

(b) The amount of the annual bonus under the ICP with respect to the immediately preceding calendar year, to the extent not already paid. The Company will pay this amount to Executive on the same date and in the same amount that the annual bonus for that year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the current year.

(c) If and only if the Termination Date is at least three full months after the beginning of the ICP Bonus Year within which the Termination Date falls, a lump sum amount (a “Pro Rata Annual Bonus”) equal to a pro rata portion of the full year annual bonus under the ICP that Executive would have been entitled to had his employment continued through the date on which bonuses for that Bonus Year are paid, based on actual financial results of the Company for the entire Bonus Year and individual performance by Executive during that part of the Bonus Year ending on the Termination Date (the “Full Year Pro Forma Bonus Amount”). Any Pro Rata Bonus payable under this Section 9.2(c) will be equal to the Full Year Pro Forma Bonus Amount multiplied by a fraction, the numerator of which is the number of days between January 1 of the Bonus Year and the Termination Date and the denominator of which is 365. The Company will pay any Pro Rata Annual Bonus that may be payable pursuant to this Section 9.2(c) on the same date as other bonuses are paid with respect to the Bonus Year in which the Termination Date falls, but not later than March 15 of the immediately following year.

(d) Continuation of Base Salary, at the rate in effect immediately before the Termination Date or, if Section 9.2(e) applies, at the reduced rate specified in that section, through the first anniversary of the Termination Date. The salary continuation payments to be made under this Section 9.2(d) will be made at the same times as salary payments would have been made to Executive if his employment with the Company had continued through the first anniversary of the Termination Date.

(e) This Section 9.2(e) will apply only if the aggregate amount of salary continuation payments under Section 9.2(d), without reference to this Section 9.2(e) (the “Unreduced Amount”), is greater than 1.95 times the dollar limit on separation pay set forth in Section 401(a)(17) of the Internal Revenue Code (the product of 1.95 times the dollar limit set forth in Section 401(a)(17) of the Internal Revenue Code is referred to in this Agreement as the “Modified Limit”). If this Section 9.2(e) applies:

(i) the amount of each salary continuation payment to be made under Section 9.2(d) will be ratably reduced to the extent necessary so that, in the aggregate, the dollar value of all salary continuation payments to be made under Section 9.2(d) will equal the Modified Limit; and

(ii) the Company will make a single lump sum payment to Executive in an amount equal to the amount by which the Unreduced Amount exceeds the Modified Limit. The Company will pay the amount, if any, provided for in this Section 9.2(e)(ii) to Executive during the period of 30 consecutive days that begins exactly six months after the Termination Date.

9.3 Upon Termination by Reason of Death or Disability. If Executive’s employment under this Agreement is terminated by reason of his death or by the Company pursuant to Section 8.2 following Executive’s disability, the Company will pay and provide to Executive or to his personal representative the amounts specified in this Section 9.3 and, except as may otherwise be required by law, the Company will not pay or provide to or on behalf of Executive any further compensation or other benefits under this Agreement after the Termination Date. The amounts and benefits specified in this Section 9.3 are as follows:

(a) Executive’s Base Salary through the Termination Date, to the extent not already paid. The Company will pay this amount to Executive or his personal representative, as the case may be, within 30 days of the Termination Date.

(b) The amount of the Annual Bonus with respect to the immediately preceding calendar year, to the extent not already paid. The Company will pay this amount to Executive or his personal representative, as the case may be, on the same date and in the same amount that the Annual Bonus for that year would have been paid if Executive’s employment had not been terminated, but in any event not later than March 15 of the current year.

(c) If and only if the Termination Date is at least three full months after the beginning of the ICP Bonus Year within which the Termination Date falls, a Pro Rata Annual Bonus determined in the same manner and payable at the same time as if the termination were by the Company without Cause and Section 9.2(c) applied.

(d) Only in the case of termination for Disability, the Company will pay any amount due under the Company’s salary continuation policy (which provides for payment of the difference between monthly benefits under the Company sponsored short term disability insurance and Executive’s Base Salary that would have been received for those months) except that if any such monthly differential amount would, but for this Section 9.3(d) be paid later than March 15 of the year following the year in which the Termination Date occurs, the total of all amounts that would be so paid after that March 15 will be accelerated and paid to Executive not later than that March 15.

10. Release. This Section 10 will apply only upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason.

10.1 Presentation of Release by the Company. If this Section 10 applies, the Company may present to Executive, not later than 21 days after the Termination Date, a form of release (a “Release”) of all current and future claims, known or unknown, arising on or before the date on which the Release is to be executed, that Executive or his assigns have or may have against the Company or any Subsidiary, and the directors, officers, and affiliates of any of them, in substantially the same form as normally used by the Company in connection with the payment of severance compensation to executives (and providing that the Release will not extend to a release by Executive of his rights to indemnification that are referenced in Section 7 above), together with a covering message in which the Company advises Executive that the Release is being presented in accordance with this Section 10.1 and that a failure by Executive to execute and return the Release as contemplated by Section 10.3 would relieve the Company of the obligation to make salary continuation payments or any lump sum payment under Section 9.2(d).

10.2 Effect of Failure by the Company to Present Release. If the Company fails to present a Release and covering message to Executive as contemplated by Section 10.1 within 21 days of the Termination Date, the Company will be deemed to have waived the requirement that Executive execute a Release as a condition to receiving salary continuation payments or any lump sum payment under Section 9.2(d).

10.3 Execution of Release by Executive. If the Company does present a Release and covering message to Executive as contemplated by Section 10.1 within 21 days of the Termination Date, Executive will have until 50 days after the Termination Date (i.e., at least 29 days after presentation of the Release to Executive) within which to deliver an executed copy of the Release to the Company and thereby satisfy the condition to receiving salary continuation payments or any lump sum payment under Section 9.2(d), provided that Executive does not revoke the execution of the Release during any applicable revocation period.

10.4 Effect of Failure to Execute Release or of Revocation of Release. If, after the Company has timely presented a Release and covering message to Executive as contemplated by Section 10.1, Executive fails to deliver an executed copy of the Release to the Company within 50 days after the Termination Date or revokes the execution of the Release during any applicable revocation period, Executive will be deemed to have waived the right to receive salary continuation payments or any lump sum payment under Section 9.2(d).

11. No Obligation to Seek Other Employment or to Otherwise Mitigate Salary Continuation Payments. Executive will not be required to mitigate the amount of any salary continuation payments under Section 9.2(d) by seeking other employment or otherwise and the amount of any such salary continuation payments will not be reduced by any compensation or benefits earned by Executive as the result of employment by another employer or otherwise after the Termination Date.

12. Work Product. All inventions, drawings, improvements, developments, methods, processes, programs, designs, and all similar or related information that relates to the Company’s or any of its Subsidiaries’ actual or anticipated business or research and development or existing or future products or services and that are conceived, developed, contributed to, or made by Executive (either solely or jointly with others) while he is employed by the Company or any of its Subsidiaries (“Work Product”) will be the sole and exclusive property of the Company or the relevant Subsidiary, as the case may be. Executive will promptly disclose any such Work Product to the Company and take such actions as may be requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

13. Covenants and Confidential Information. Executive acknowledges the Company’s reliance on and expectation of Executive’s commitment to performance of his duties and responsibilities during the Contract Period and he assumes the obligations set out in this Section 13 in light of that reliance and expectation on the part of the Company.

13.1 Confidentiality. Throughout the Contract Period and at all times thereafter, Executive will not disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, and will use his best efforts and diligence to safeguard and to protect against disclosure, misuse, espionage, loss, or theft any and all confidential information relating to the Company’s operations, properties, or otherwise to its particular business or other trade secrets of the Company (“Confidential Information”), it being acknowledged by Executive that all confidential information regarding the business of the Company compiled or obtained by, or furnished to Executive during his employment by or association with the Company is Confidential Information as defined in this Section 13.1 and the Company’s exclusive property.

(a) The restrictions in this Section 13.1 will not apply to any information to the extent that it (i) is clearly obtainable in the public domain, (ii) becomes obtainable in the public domain, except by reason of the breach by Executive of his obligations under this Section 13.1, (iii) was not acquired by Executive in connection with his employment or affiliation with the Company, (iv) was not acquired by Executive from the Company or its representatives, or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

(b) Upon the Termination Date or at any other time the Company may request, for whatever reason, Executive will deliver (and in the event of Executive’s death or Disability, his representative will deliver) to the Company all electronic equipment or backup files of or relating to the Company and its Subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes, and software and other documents and data (and copies thereof) relating to Confidential Information, Work Product, or the business of the Company or any of its Subsidiaries that he may then possess or have under his control. If the Company requests, Executive (or his representative) will provide written confirmation that Executive has returned all such materials to the Company and its Subsidiaries.

(c) Upon the Termination Date or at any other time the Company may request, for whatever reason, Executive will assign all rights, title, and interest in Confidential Information, Work Product, all electronic equipment or backup files of or relating to the Company or any of its Subsidiaries, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software, and other documents and data (and copies thereof) relating to Confidential Information, Work Product or the business of the Company or any of its Subsidiaries that Executive may then possess, have under his control, or have ever developed, obtained, or contributed to during his tenure with the Company.

13.2 Nonsolicitation. During the Contract Period and for a period of one year thereafter through the first anniversary of the Termination Date, Executive will not directly or indirectly: (a) solicit or induce or attempt to solicit or induce any employee of the Company and/or of any Subsidiary or affiliate to terminate his or her employment with the Company and/or any Subsidiary; (b) hire any person who was an employee of the Company or any of its Subsidiaries at any time during Executive’s employment by the Company; or (c) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee, or other individual or entity that has any business relationship with the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee, or other individual or entity and the Company or any of its Subsidiaries.

13.3 Noncompetition. During the Contract Period and for a period of one year thereafter through the first anniversary of the Termination Date, Executive will not directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in any business (including by himself or in association with any individual or entity) in competition with the businesses of the Company or any of its Subsidiaries as such businesses (the “Businesses”) exist during Executive’s employment with the Company, within the United States or any other geographical area in which the Company or any of its Subsidiaries engages or plans to engage in the Businesses, except that this Section 13.3 will not prohibit Executive from owning not more than 2% of the outstanding stock of a publicly traded corporation, so long as Executive has no active participation in the business of that corporation.

13.4 Remedies; Attorney’s Fees. Executive acknowledges that the remedy at law for any breach by him of this Section 13 may be inadequate and that the damages following from any such breach may not be readily susceptible to being measured in monetary terms. Accordingly, Executive agrees that, upon adequate proof of Executive’s violation of any legally enforceable provision of this Section 13, (a) the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, and (b) the Company will be entitled to recover from Executive its costs of any action (including reasonable attorneys’ and experts fees and expenses) brought to enforce, or recover damages with respect to any violation of, the provisions of this Section 13. Nothing in this Section 13 will be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 13 that may be pursued or availed of by the Company.

13.5 Acknowledgement. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 13, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

14. Compliance with Section 409A.

14.1 Six Month Delay on Certain Payments, Benefits, and Reimbursements. If Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), as determined under the Company’s policy for determining specified employees on the Termination Date, each payment, benefit, or reimbursement paid or provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date (the “Six Month Date”) that is exactly six months after the Termination Date (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations) will not be paid or provided at the Scheduled Time but will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code in effect on the Termination Date) through the Six Month Date and paid or provided during the period of 30 consecutive days beginning on the first business day after the Six Month Date (that period of 30 consecutive days, the “Seventh Month after the Termination Date”), except that if Executive dies before the Six Month Date, the payments, benefits, or reimbursements will be accumulated only through the date of his death and thereafter paid or provided not later than 30 days after the date of death.

14.2 Earlier Payment if Not a Specified Employee. If Executive is not a “specified employee” for purposes of Section 409A (as determined under the Company’s policy for determining specified employees in effect on the Termination Date), any lump sum payment to be made by the Company to Executive after the Termination Date (a) that constitutes a “deferral of compensation” within the meaning of Section 409A, (b) that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and (c) that would otherwise (but for this Section 14) be paid or provided at a Scheduled Time that is on or before the Six Month Date will be paid by the Company to Executive at the Scheduled Time rather than during the Seventh Month after the Termination Date.

14.3 Additional Limitations on Reimbursements and In-Kind Benefits. Any reimbursement of expenses or in-kind benefits provided to Executive after the Termination Date under any section of this Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any reimbursement of expenses or in-kind benefits provided under any section of this Agreement either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they will be subject to the following additional rules: (i) any reimbursement of eligible expenses will be paid within 30 days following Executive’s written request for reimbursement; provided that Executive provides written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement within the time periods required by Section 409A; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.

14.4 Compliance Generally. Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. The Company and Executive intend that the payments and benefits provided under this Agreement will either be exempt from the application of, or comply with, the requirements of Section 409A. This Agreement is to be construed, administered, and governed in a manner that effects that intent and the Company will not take any action that is inconsistent with that intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition upon Executive of an additional tax under Section 409A.

14.5 Termination of Employment to Constitute a Separation from Service. The parties intend that the phrase “termination of employment” and words and phrases of similar import mean a “separation from service” with the Company within the meaning of Section 409A. Executive and the Company will take all steps necessary (including taking into account this Section 14.5 when considering any further agreement regarding provision of services by Executive to the Company after the Termination Date) to ensure that (a) any termination of employment under this Agreement constitutes a “separation from service” within the meaning of Section 409A, and (b) the Termination Date is the date on which Executive experiences a “separation from service” within the meaning of Section 409A.

14.6 References to the Internal Revenue Code and its Sections. For purposes of this Agreement, the term “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended and references to any of Sections 409A, 280G, and 4999, are references to those respective sections of the Internal Revenue Code. References in this Agreement to Section 409A are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

15. Survival of Obligations. Except as is otherwise expressly provided in this Agreement, the respective obligations of the Company and Executive under this Agreement will survive any termination of Executive’s employment under this Agreement.

16. Notices. Notices and all other communications provided for in this Agreement must be in writing and will be deemed to have been duly given: (a) when delivered in person (to the CEO in the case of notices to the Company and to Executive in the case of notices to Executive); (b) the first business day after deposit with a nationally recognized overnight courier, properly addressed and charges prepaid; or (c) the third business day after mailing by United States registered or certified mail, return receipt requested, properly addressed and postage prepaid. Notices to the Company will be properly addressed if addressed, as follows:

Global Power Equipment Group Inc.

6120 South Yale, Suite 1480

Tulsa, OK 74136

Attention: Chief Executive Officer

Telephone: 918.488.0828

Notices to Executive will be properly addressed if addressed to Executive’s home address as communicated by Executive to the Company as of the Effective Date. Either party may change the address to which notices are to be sent by courier or mailed by notice to the other in accordance with this Section 16.

17. Entire Agreement. This Agreement contains the entire agreement and understanding between Executive and the Company on its subject matter and supersedes any prior understandings, agreements, or representations by either party to the other, whether written or oral, relevant to the subject matter of this Agreement.

18. Miscellaneous.

18.1 No Conflict. Executive represents and warrants that he is not a party to any agreement, contract, or understanding, whether employment or otherwise, that would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

18.2 Assistance. During the term of this Agreement and thereafter, Executive will provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during Executive’s period of employment with the Company. Executive will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Termination Date.

18.3 Severability. The provisions of this Agreement are severable and if any one or more provision is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless will be binding and enforceable.

18.4 Benefit of Agreement. The rights and obligations of the Company under this Agreement will inure to the benefit of, and will be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives, and assigns.

18.5 No Waiver. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party from later enforcing each and every other provision of this Agreement. The rights granted the parties in this Agreement are cumulative and the waiver of any single remedy will not constitute a waiver of that party’s right to assert all other legal remedies available to it under the circumstances.

18.6 Modification. This Agreement may not be modified or terminated orally. No modification or termination will be valid unless in writing and signed by the party against which the modification or termination is sought to be enforced.

18.7 Governing Law and Venue. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary. The parties consent to venue and personal jurisdiction over them in the courts of the State of Delaware and federal courts sitting in Delaware, for purposes of construing and enforcing this Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, the Company by a duly authorized representative, on the date first written above.

GLOBAL POWER EQUIPMENT GROUP INC.

/s/ Tracy D. Pagliara	By:	/s/ David L. Keller
TRACY D. PAGLIARA		David L. Keller President and Chief Executive Officer